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Exhibit 21.1

OMNIVISION TECHNOLOGIES, INC.

Subsidiaries of OmniVision Technologies, Inc.

        Registrant's significant consolidated subsidiaries and the state or jurisdiction of organization of each subsidiary are shown below:

Name of Subsidiary	Jurisdiction of Incorporation	Percentage Ownership
OmniVision International Holding Ltd.	Cayman Islands	100%
OmniVision Technology International Ltd. (formerly Hua Wei Technology International, Ltd.)	Cayman Islands	100%
OmniVision Technologies (Hong Kong) Company Limited	Hong Kong, China	100%
OmniVision Trading (Hong Kong) Company Limited	Hong Kong, China	100%
OmniVision Semiconductor (Shanghai) Co. Ltd. (formerly Hua Wei Semiconductor (Shanghai) Co., Ltd.)	China	100%
OmniVision Technologies (Shanghai) Co. Ltd. (formerly Shanghai OmniVision IC Design Co., Ltd.)	China	100%
OmniVision CDM Optics, Inc. (formerly CDM Optics, Inc.)	Delaware	100%
Taiwan OmniVision Technologies Co., Ltd.	Taiwan	100%
Taiwan OmniVision Investment Holding Co., Ltd.	Taiwan	100%
OmniVision Holding (Hong Kong) Co., Ltd.	Hong Kong, China	100%
Silicon Optronics, Inc.	Taiwan	44%

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  Exhibit 21.1
OMNIVISION TECHNOLOGIES, INC. Subsidiaries of OmniVision Technologies, Inc.